Exhibit 99.1

GAP INC. REPORTS APRIL AND FIRST QUARTER SALES RESULTS

Guides to First Quarter Earnings per Share Range of $0.55 to $0.56

SAN FRANCISCO - May 11, 2015 - Gap Inc. (NYSE: GPS) today reported that April net sales were $1.21 billion for the four-week period ended May 2, 2015, compared with net sales of $1.33 billion for the four-week period ended May 3, 2014. For the first quarter of fiscal year 2015, Gap Inc.’s net sales decreased 3 percent to $3.66 billion compared with $3.77 billion for the first quarter last year.

The translation of net sales in foreign currencies into U.S. dollars negatively impacted the company’s reported sales for the first quarter of fiscal year 2015 by about $90 million, primarily due to the weakening Japanese yen and Canadian dollar. On a constant currency basis, net sales for the first quarter of fiscal year 2015 decreased 1 percent compared with last year. In calculating the net sales change on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

“Old Navy delivered another quarter of positive comps - building on its track record of three consecutive years of growth,” said Sabrina Simmons, chief financial officer, Gap Inc. “We remain focused on driving improved performance across our other divisions.”

As the company previously noted, the earlier timing of the Easter holiday, as compared to last year, benefited the company’s March sales results and negatively impacted its April sales results.

April Comparable Sales Results
Gap Inc.’s comparable sales for April 2015 were down 12 percent versus positive 9 percent last year. Comparable sales by global brand for April 2015 were as follows:

•	Gap Global: negative 15 percent versus positive 3 percent last year

•	Banana Republic Global: negative 15 percent versus positive 7 percent last year

•	Old Navy Global: negative 6 percent versus positive 18 percent last year

First Quarter Comparable Sales Results
Gap Inc.’s comparable sales for the first quarter of fiscal year 2015 were down 4 percent versus negative 1 percent last year. Comparable sales by global brand for the first quarter were as follows:

•	Gap Global: negative 10 percent versus negative 5 percent last year

•	Banana Republic Global: negative 8 percent versus negative 1 percent last year

•	Old Navy Global: positive 3 percent versus positive 1 percent last year

First Quarter Guidance
The company expects diluted earnings per share for the first quarter of fiscal year 2015 to be in the range of $0.55 to $0.56. The company’s first quarter fiscal year 2015 diluted earnings per share range includes a benefit of about $0.02 related to a reversal of interest expense from the favorable resolution of tax matters in the quarter.

The company noted that it expects inventory dollars per store for the first quarter of fiscal year 2015 to be up about four percent versus last year.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on May 11, 2015 and available for replay until 1:00 p.m. Pacific Time on May 15, 2015.

First Quarter Earnings
Gap Inc. will release its first quarter earnings results via press release on May 21, 2015 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s first quarter results during a live conference call and webcast on May 21, 2015 at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling

1-855-5000-GPS or 1-855-500-0477 (participant passcode: 2050333). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

May Sales
The company will report May sales on June 4, 2015.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	earnings per share and inventory dollars per store for the first quarter of fiscal year 2015.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial expectations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 11, 2015. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com